For Immediate Release                       Contact:   Bohn H. Crain
---------------------                                  Chief Financial Officer
                                                       Stonepath Group
                                                       (215) 979-8370


            STONEPATH GROUP (AMEX:STG) REPORTS FIRST QUARTER RESULTS

                      DOUBLE-DIGIT REVENUE GROWTH CONTINUES

       REVISED 2004 EBITDA TARGET OF $11.0 MILLION REPRESENTS 27.9% GROWTH
________________________________________________________________________________

PHILADELPHIA, PA, May 6, 2004 - Stonepath Group (AMEX: STG), a global logistics services organization, today reported financial results for the three months ended March 31, 2004.

For the first quarter of 2004, Stonepath reported total revenue of $60.5 million, up from $38.6 million for the same prior year period, an increase of $21.9 million or 56.9%. The Company reported a net loss attributable to common stockholders of $785,000, or ($0.02) per basic and diluted share. This compares to a net loss attributable to common stockholders of $7,000 for the same prior year period.

According to the Company's Chief Financial Officer, Bohn Crain, "Our results for the first quarter of 2004 included amortization of customer intangibles arising from the Company's on-going acquisition strategy and other non-cash costs totaling $851,000. We continue to provide supplemental disclosure to detail our earnings before interest, taxes, depreciation and amortization, or EBITDA, which we believe provides a useful financial measure for investors because it eliminates the effect of these non-cash costs and provides an important metric for our business."

For the first quarter of 2004, the Company reported an EBITDA loss of $316,000, or ($0.01) per diluted share, as compared to positive EBITDA of $583,000, or $0.02 per diluted share, for the same prior year period. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three months ended March 31, 2004 and 2003 are included in the financial information provided as part of this release.

"We are concerned with the recent dramatic decline in the price of our stock," said Dennis Pelino, the Company's Chief Executive Officer. "We were very disappointed to see how the market reacted to our news; however, we will not allow the day-to-day fluctuations of the financial markets to divert us from our primary job of managing the company. We are here to build a business and I believe that those who stay the course will be well rewarded."

Pelino continued: "As we previewed in our earnings pre-announcement on May 3rd, we continue to have success growing our top line. However, as we scale the business, we are seeing margin compression and what we believe are temporary pressures in our back-office costs. We continue to make great strides in our business and are on pace to deliver year-over-year EBITDA growth of approximately 28.0%. In addition, we just delivered revenue growth of over 55.0% in what is generally recognized in our industry as the slowest quarter of the year."

Commenting on the first quarter results Bohn Crain stated, "Although we do not provide quarterly guidance, we were generally expecting to generate about $500,000 in net earnings in the first quarter which, given our $785,000 loss, represents a negative variance of approximately $1.3 million for the quarter. Excluding the income tax benefit of approximately $400,000, the first quarter shortfall was approximately $1.7 million. For the full year, we also reduced our guidance by $3.0 million giving us an $11.0 million EBITDA target for 2004. Our challenge is not at the top line. Year-over-year revenue was up $21.9 million to $60.5 million, a 56.9% increase. We saw good balanced growth across both segments with Domestic providing $11.2 million of the growth and International contributing the other $10.7 million. We also continue to be encouraged by same-store revenue growth, which was up $13.6 million, or 36.3% over the same prior year period. For the full year, we are increasing our revenue target to the range of $325.0 million."

Mr. Crain continued: "Notwithstanding this growth, we are seeing year-over-year margin compression with net revenue margins falling to 29.3% from a margin of 31.6% for the first quarter of 2003. On a comparable basis, Domestic margins moved to 32.9% from 34.2% and International margins moved to 24.4% from 27.2% for the same prior year period. The combined margin of 29.3% is driven by the relative "mix" of our Domestic and International revenue streams. We attribute approximately $500,000 of our first quarter shortfall to margin pressure. To date, the deterioration in Domestic margins is mainly tied to one low-margin piece of business that we are in the process of exiting. Over the course of 2004, we are expecting overall margin compression within the Domestic platform as we pursue new business and have set a net margin target for the Domestic group at 30.0%. With respect to International margins, we are also seeing year-over-year margin compression, driven in part by general rate increases along with an overall tightening of capacity. This has allowed the carriers to sustain these higher rates. Moreover, it does not appear that the competition is passing along these higher rates to the end customer, requiring us to absorb these higher transportation costs to remain competitive. Based on this trend we have reduced the expected contribution from our International segment to 25.0% but will be working aggressively with the carriers to leverage our growing volumes to work to improve these margins."

"We are targeting a full year combined margin in the range of 27.0% for calendar year 2004. This is trending downward because of the relative mix of the lower margin international business which will be ramping up over the course of the year as we begin to reflect the earnings power of the Shaanxi transaction in the second quarter. Based on our revised revenue target of $325.0 million and margins of 27.0%, we are looking for net revenues in the range of $88.0 million. This compares to our previous net revenue target of approximately $87.0 million on $300.0 million in revenues and accounts for an improvement of $1.0 million at the net revenue line when compared to our prior guidance."

"The remaining $1.2 million shortfall for the first quarter was primarily driven by cost pressures in the following areas: approximately $400,000 in bad debt reserves in Detroit, approximately $400,000 for outside professional services and approximately $400,000 in communication and technology costs. With the exception of the bad debt expense, the variance can be attributed more to under-budgeting rather than overspending. Overall, we continue to run a very lean organization. We are not managing a static company. 2004 represents the first year that many of these acquired companies have developed a full-fledged budget and been held accountable to variances on a quarterly basis. The good news is that we are now able to see everyone's results under a common accounting platform and are aggressively addressing the shortfall. There are, of course, improvements to be made. For example, we are focused on improving the billing/collection process in Detroit. We are working aggressively to better manage our costs, particularly as they relate to personnel, technology, communications and outside professional services which we use to support our mission. Based upon recent findings, we have increased our estimate of operating costs by $4.0 million which, net of the $1.0 million net revenue gain, accounts for our $3.0 million reduction in our 2004 EBITDA guidance."

In closing Dennis Pelino stated, "We are building a great business at Stonepath. We are here for the long term, managing our business for the future, for our shareholders, for our customers and for our employees. Building a global organization from scratch does not come without its challenges and it is certainly not for the faint of heart. Our plan remains sound, our vision clear and our commitment to profitable growth unimpaired. In addition to our 21 locations across the United States, we now count Shanghai, Singapore, Hong Kong, Cambodia, Malaysia and Brazil among our ranks. We still have much to do but we are up to the task at hand. We believe your patience will be rewarded."

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

                                                                                (amounts in millions)
                                                                                   2003A      2004E
                                                                                   -----      -----
         Net income                                                                $ 7.1      $ 5.5
         Interest expense/(income)                                                   0.2        0.5
         Income tax expense/(benefit)*                                              (1.3)        -
         Depreciation and amortization                                               2.6        5.0
                                                                                   -----      -----

         EBITDA (Earnings before interest, taxes, depreciation and amortization)   $ 8.6      $11.0

         * Prior to the fourth quarter of 2003, the Company maintained a valuation allowance to offset 100% of the net deferred tax assets associated with the tax losses generated prior to the Company's move into the logistics business. In the fourth quarter of 2003, a portion of the valuation allowance was reversed resulting in the recognition of a deferred tax asset and related nonrecurring non-cash tax benefit of $1.7 million, resulting in an overall net income tax benefit of $1.3 million for 2003. For purposes of developing its 2004 net earnings guidance, the Company has assumed that an additional portion of the valuation allowance will be reversed in 2004 that will result in additional tax benefits to offset any tax expense for the year.

Investor Conference Call
------------------------
Stonepath Group will host a conference call for shareholders and the investing community on Friday, May 7, 2004 at 11:00am, ET. The call can be accessed by dialing (800) 344-0961 and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (800) 642-1687 and using the following code: 5913446.

About Stonepath Group (AMEX:STG)
--------------------------------
Stonepath Group (www.stonepath.com) is a growing logistics services organization that integrates established logistics companies with innovative technologies. Through its operating divisions, Stonepath delivers a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.

This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenues consistent with recent results, (ii) our ability to achieve targeted operating margins, (iii) our ability to identify, acquire, integrate and manage additional businesses in a manner which does not dilute our earnings per share, (iv) our ability to obtain the capital necessary to make additional acquisitions, (v) the uncertainty of future trading prices of our common stock and the impact such trading prices may have upon our ability to utilize our common stock to facilitate our fund raising efforts and associated acquisition strategy, (vi) the uncertain effect on the future trading price of our common stock associated with the dilution upon the conversion or exercise of outstanding convertible securities, (vii) our dependence on certain large customers, (viii) our dependence upon certain key personnel, (ix) an unexpected adverse result in any legal proceeding, (x) the scarcity and competition for the operating companies we need to acquire to implement our business strategy, (xi) competition in the freight forwarding, logistics and supply chain management industry, (xii) the impact of current and future laws affecting the Company's operations, (xiii) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, (xiv) regional disruptions in transportation (xv) the risk that the actual results of recently acquired businesses are consistent with their historical results and forward-looking guidance provided to us at the time of acquisition, and (xvi) other factors which are or may be identified from time to time in our Securities and Exchange Commission filings and other public announcements, including our most recent Annual Report on Form 10-K for the year ended December 31, 2003. There can be no assurance that these and other factors will not affect the accuracy of such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

                                      # # #

                              STONEPATH GROUP, INC.
                      Condensed Consolidated Balance Sheets
                                   (UNAUDITED)

                                                                           March 31, 2004    December 31, 2003
                                                                           --------------    -----------------
                           ASSETS
Current assets:
   Cash and cash equivalents                                               $   4,054,784       $   3,074,151
   Accounts receivable, net                                                   47,402,077          38,470,386
   Other current assets                                                        4,432,223           2,231,297
                                                                           -------------       -------------

               Total current assets                                           55,889,084          43,775,834

Goodwill and acquired intangibles, net                                        46,864,962          42,540,104
Furniture and equipment, net                                                   8,293,749           7,062,956
Other assets                                                                   1,168,959           1,364,917
Deferred taxes                                                                 1,574,000           1,695,000
                                                                           -------------       -------------

                                                                           $ 113,790,754       $  96,438,811
                                                                           =============       =============



            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Line of credit - bank                                                   $   8,623,305       $       -
   Accounts payable                                                           23,506,131          16,119,014
   Accrued expenses                                                            7,326,644           4,030,192
   Earn-out payable                                                            1,157,738           6,623,724
   Capital lease obligation                                                      796,049             671,197
                                                                           -------------       -------------

               Total current liabilities                                      41,409,867          27,444,127

Capital lease obligation, net of current portion                               1,225,335           1,134,815
                                                                           -------------       -------------

               Total liabilities                                              42,635,202          28,578,942
                                                                           -------------       -------------

Minority interest in subsidiaries                                              2,087,100           1,345,790
                                                                           -------------       -------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.001 par value, 10,000,000 shares authorized;
      Series D convertible, issued and outstanding: 192,807 and 310,480              193                 310
       shares at 2004 and 2003, respectively
   Common stock, $.001 par value, 100,000,000 shares authorized;
       issued and outstanding: 40,574,392 and 37,449,944 shares at
       2004 and 2003, respectively                                                40,575              37,450
   Additional paid-in capital                                                223,347,305         220,067,956
   Accumulated deficit                                                      (154,357,361)       (153,572,460)
   Accumulated other comprehensive income                                         37,740               1,997
   Deferred compensation                                                           -                 (21,174)
                                                                           -------------       -------------

               Total stockholders' equity                                     69,068,452          66,514,079
                                                                           -------------       -------------

                                                                           $ 113,790,754       $  96,438,811
                                                                           =============       =============

                           STONEPATH GROUP, INC.
                   Consolidated Statements of Operations
                                (UNAUDITED)

                                                       Three months ended March 31,
                                                    --------------------------------
                                                         2004               2003
                                                    ------------        ------------

Total revenue                                       $ 60,533,707        $ 38,572,441
Cost of transportation                                42,809,574          26,388,801
                                                    ------------        ------------

Net revenue                                           17,724,133          12,183,640

Personnel costs                                        9,897,742           6,563,080
Other selling, general and administrative costs        8,057,401           4,302,373
Depreciation and amortization                            850,836             589,778
Litigation settlement and nonrecurring                     -                 750,000
                                                    ------------        ------------

Loss from operations                                  (1,081,846)            (21,591)

Other income (expense), net                              (51,247)             29,507
                                                    ------------        ------------
 Income (loss) before income tax
  expense (benefit) and minority interest             (1,133,093)              7,916
Income tax expense (benefit)                            (417,800)             15,221
                                                    ------------        ------------

Loss before minority interest                           (715,293)             (7,305)
Minority interest                                         69,608                -
                                                    ------------        ------------

 Net loss attributable to common stockholders       $   (784,901)       $     (7,305)
                                                    ============        ============


Basic and diluted loss per common share             $      (0.02)       $      -
                                                    ============        ============

Basic and diluted weighted average
  shares outstanding                                  38,746,012          24,764,810
                                                    ============        ============

                              STONEPATH GROUP, INC.
                Reconciliation of EBITDA to Net Loss and Net Cash
                   Provided By (Used In) Operating Activities
                                   (UNAUDITED)

As used in this report, EBITDA means earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful method of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that although securities analysts frequently use EBITDA in their evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with accounting principles generally accepted in the United States of America.

The following is a reconciliation of EBITDA to both net loss and net cash provided by (used in) operating activities:

                                                                           Three months ended March 31,
                                                                     --------------------------------------
                                                                         2004                       2003
                                                                     -----------                -----------
EBITDA                                                               $  (316,126)               $   582,927
Depreciation and amortization                                           (850,836)                  (589,778)
Interest expense, net of interest income                                 (35,739)                    14,767
Income taxes                                                             417,800                    (15,221)
                                                                     -----------                -----------

Net loss                                                             $  (784,901)               $    (7,305)
                                                                     ===========                ===========

Cash flow from operating activities:
Net loss                                                             $  (784,901)               $    (7,305)
Adjustments to reconcile net loss to net
      cash provided by (used in) operating activities:
      Deferred income taxes                                              121,000                       -
      Depreciation and amortization                                      850,836                    589,778
      Minority interest in income of subsidiaries                         69,608                          -
      Stock-based compensation                                            21,174                     23,808
      Loss on disposal of furniture and equipment                         10,450                       -
Changes in assets and liabilities, net of effect of acquisitions:
      Accounts receivable                                              4,687,992                  2,388,606
      Other assets                                                      (599,214)                    32,107
      Accounts payable and accrued expenses                           (4,160,617)                (3,697,654)
                                                                     -----------                -----------

          Net cash provided by (used in) operating activities        $   216,328                $  (670,660)
                                                                     ===========                ===========